Exhibit 23.4

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Enbridge Inc. of our report dated February 17, 2017, relating to the consolidated financial statements of Enbridge Inc. as at and for the year ended December 31, 2016 and the effectiveness of internal control over financial reporting as at December 31, 2016, as included in Enbridge Inc.’s Annual Report on Form 40-F for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta

February 27, 2017